True2Beauty S-1

EXHIBIT 21

SUBSIDIARY OF REGISTRANT

TRUE2BEAUTY, INC. (a Nevada corporation )

(Parent Corporation)

LegacyXchange, Inc. (a Nevada corporation)

(Wholly-Owned Subsidiary)